Exhibit 99.1

Citius Pharmaceuticals Receives FDA Approval for LYMPHIR™ (denileukin diftitox-cxdl) Immunotherapy for the Treatment of Adults with Relapsed or Refractory Cutaneous T-Cell Lymphoma

●	Only systemic treatment for relapsed or refractory (r/r) CTCL to target the IL-2 receptor on malignant T-cells and Tregs

●	LYMPHIR is expected to launch within the next five months

●	LYMPHIR’s approval marks the first novel targeted systemic therapy approved by the FDA r/r CTCL since 2018

●	Approval based on Phase 3 Pivotal Study 302 results that demonstrated 36% ORR, reduction in skin disease in 84% of patients, clinically significant pruritis improvement, and no cumulative toxicity

CRANFORD, N.J., August 8, 2024 – Citius Pharmaceuticals, Inc. (NASDAQ: CTXR) (“Citius”, “Citius Pharma”), announced today that the U.S. Food and Drug Administration (FDA) has approved LYMPHIR™ (denileukin diftitox-cxdl), a novel immunotherapy for the treatment of r/r cutaneous T-cell lymphoma (CTCL) after at least one prior systemic therapy. LYMPHIR is the only CTCL therapy that targets the interleukin-2 (IL-2) receptor found on malignant T-cells and Tregs. This is the first indication for LYMPHIR and the first FDA-approved product for Citius Pharma.

“LYMPHIR offers new hope for patients suffering from cutaneous T-cell lymphoma, a rare and chronic cancer characterized by debilitating skin lesions and severe itching. This approval is a significant milestone for CTCL patients. The introduction of LYMPHIR, with its potential to rapidly reduce skin disease and control symptomatic itching without cumulative toxicity, is expected to expand the CTCL treatment landscape and grow the overall market, currently estimated to be $300-$400 million,” stated Leonard Mazur, Chief Executive Officer of Citius Pharmaceuticals.

“LYMPHIR, with an initial indication in the treatment of CTCL, is the first of our pipeline candidates to receive FDA approval. Citius is dedicated to working closely with healthcare providers to ensure that all r/r CTCL patients have timely access to this important new therapy. We are preparing to launch LYMPHIR in the U.S. market within the next five months,” added Mazur.

“We are grateful to the clinicians, patients, and researchers who contributed to the development of LYMPHIR. We believe LYMPHIR’s unique IL-2 receptor-targeted treatment, which kills tumor cells directly, and concurrently depletes host Tregs in order to boost the body’s immune response, is an important differentiator and offers clinically meaningful benefits to a significant percentage of r/r patients. As the only IL-2 receptor-targeted immunotherapy for CTCL, LYMPHIR provides a novel and non-cross-resistant treatment option without cumulative toxicity for Stage I-III r/r patients for whom symptomatic skin involvement interferes with their daily quality of life. LYMPHIR’s median time-to-response of only 1.4 months (min, max: 0.7, 5.6) offers many patients rapid skin relief,” added Dr. Myron Czuczman, Chief Medical Officer of Citius Pharmaceuticals.

CTCL is a rare and often debilitating chronic non-Hodgkin lymphoma that primarily affects the skin. Approximately 2,500-3,000 patients are diagnosed each year with an estimated 40,000 living with the disease. Patients with r/r CTCL have limited treatment options. No universally defined single treatment is used to treat these patients with incurable cancer. Patients typically cycle through several skin-directed therapies before the cancer becomes resistant and/or progressive at which point systemic agents are needed to achieve effective disease control. Reducing and controlling skin plaques and itching without cumulative toxicity is a primary goal of CTCL treatment. Systemic medicines are prescribed until the disease progresses again or when dose-limiting toxicity occurs, after which HCPs prescribe a different systemic medicine. LYMPHIR provides another viable option in the treatment landscape with unique benefits to patients. It offers a novel mechanism of action designed to target and eradicate malignant T-cells while preserving healthy tissue. It is the only treatment option that targets the IL-2 receptors found in T-cell lymphomas and Tregs.

“As a treating oncologist, I have seen the profound negative effect on the quality of life in patients with r/r CTCL. Given the long-term nature of the disease, pruritus, ulceration of the tumors, and secondary pyogenic skin infection, it is vital to get this skin involvement under control. LYMPHIR is the first therapeutic option in many years to offer hope of reducing skin disease, bringing us one step closer to filling the need for CTCL patients, particularly those that are not able to complete or continue prior therapies,” stated Dr. Francine Foss, Professor of Hematology, and Director of the Multidisciplinary T-cell Lymphoma Program at Yale Cancer Center, New Haven, CT.

The approval of LYMPHIR is based on results from the Phase 3 Pivotal Study 302 (NCT01871727) of CTCL patients who had previously received at least one systemic treatment. Actual study patients received a median of 4 (min, max: 1, 18) prior anticancer therapies. The primary efficacy population includes 69 patients with stage I-III CTCL who were treated with denileukin diftitox-cxdl (9 μg /kg/day). The primary efficacy outcome measure was Objective Response Rate (ORR), as assessed by an Independent Review Committee (IRC). The ORR was 36.2%, (95% CI: 25.0-48.7), with 8.7% achieving a Complete Response (CR).

The median time to response was rapid at 1.41 months, with the majority of responders (~70%) seeing results after 1–2 cycles of treatment. Duration of response was at least 6 months for 52.0% of the patients. 84.4% (54/64) of skin evaluable subjects had a decrease in skin tumor burden and 12.5% (8/64) saw complete clearing of skin disease. Pruritis was evaluated as an exploratory endpoint with 31.7% of patients demonstrating clinically significant pruritus improvement. Importantly, no cumulative toxicity was observed in patients receiving LYMPHIR.

LYMPHIR’s safety profile is consistent with the known safety profile for denileukin diftitox. Across three studies of 119 CTCL patients receiving 9 μg dose of denileukin diftitox, the most common (≥20%) adverse reactions, including laboratory abnormalities, were increased transaminases, albumin decreased, nausea, edema, hemoglobin decreased, fatigue, musculoskeletal pain, rash, chills, constipation, pyrexia, and capillary leak syndrome (CLS).

The U.S. Prescribing Information for LYMPHIR contains a boxed warning that CLS, including life-threatening or fatal reactions, can occur in patients receiving LYMPHIR. Monitor patients for signs and symptoms of CLS during treatment. Withhold LYMPHIR until CLS resolves, or permanently discontinue based on severity. Additional “Important Safety Information” is available below and LYMPHIR’s full prescribing information may be accessed here in the next few days.

This approval includes a postmarketing requirement from the FDA to characterize the risk of visual impairment in CTCL patients treated with LYMPHIR.  Citius is committed to the safety of patients and will continue to monitor all safety data as it emerges.

About Study 302

The efficacy of LYMPHIR was evaluated in Study 302, an open-label, single-arm, multicenter trial in patients with r/r Stage I to IV CTCL. Eligible patients were required to have expression of CD25 on ≥ 20% of biopsied malignant cells by immunohistochemistry. The study excluded patients with significant cardiac disease or uncontrolled infections. Patients received LYMPHIR at 9 mcg/kg as an intravenous infusion daily from Day 1 through Day 5 of each 21-day cycle. Patients continued to receive LYMPHIR until disease progression or unacceptable toxicity.

The efficacy population includes 69 patients with r/r Stage I to III CTCL. Of the 69 patients, the median age was 64 years (range: 28 to 87 years), 65% were male, 73% were White, 19% Black or African American, 1% Asian, and 14% Hispanic or Latino. The CTCL disease stage was IA in 7%, IB in 23%, IIA in 13%, IIB in 35%, IIIA in 12%, and IIIB in 10%. The median number of prior therapies was 4 (range: 1 to 18), including both skin-directed and systemic therapies. Prior therapies included photodynamic therapy (56%), total skin electron beam therapy (42%), systemic retinoids (49%), methotrexate/pralatrexate (49%), histone deacetylase inhibitor (35%), brentuximab vedotin (26%) and mogamulizumab (12%).

Efficacy was established based on ORR, according to ISCL/EORTC Global Response Score (GRS) per Independent Review Committee (Olsen 2011). Efficacy results are shown in the table below.

Table: Efficacy Results of Study 302

Efficacy Endpoint	LYMPHIR 9 mcg/kg/day (N=69)
ORR (GRS)%[a]	36%
(95% CIb)	(25, 49)
Complete Response	9%
Partial Response	27%
Duration of Response[c]
Range, months	3.0+, 23.5+
Duration ≥ 6 months, n (%)	13 (52%)
Duration ≥ 12 months, n (%)	5 (20%)

[a]	ORR, objective response rate per Olsen, et al (2011) Global Response Score (GRS), by Independent Review Committee (IRC).
[b]	CI, confidence interval
[c]	The median (95% CI) DOR using Kaplan-Meier (KM) estimate was not estimable (NE) among the 25 subjects due to censoring.

Median time to response was 1.4 months (range: 0.7 to 5.6 months).

Among responders, the median follow-up for duration of response was 6.5 months (range: 3.5+, 23.5+ months).

About LYMPHIR™ (denileukin diftitox-cxdl)

LYMPHIR is a targeted immune therapy for r/r (R/R) CTCL indicated for use in Stage I-III disease after at least one prior systemic therapy. It is a recombinant fusion protein that combines the IL-2 receptor binding domain with diphtheria toxin fragments. The agent specifically binds to IL-2 receptors on the cell surface, causing diphtheria toxin fragments that have entered cells to inhibit protein synthesis. After uptake into the cell, the DT fragment is cleaved and the free DT fragments inhibit protein synthesis, resulting in cell death. Denileukin diftitox-cxdl demonstrated the ability to deplete immunosuppressive regulatory T lymphocytes (Tregs) and antitumor activity through a direct cytocidal action on IL-2R-expressing tumors.

In 2021, denileukin diftitox received regulatory approval in Japan for the treatment of CTCL and PTCL. Subsequently, in 2021, Citius acquired an exclusive license with rights to develop and commercialize LYMPHIR in all markets except for Japan and certain parts of Asia.

About Cutaneous T-cell Lymphoma

Cutaneous T-cell lymphoma is a type of cutaneous non-Hodgkin lymphoma (NHL) that comes in a variety of forms and is the most common type of cutaneous lymphoma. In CTCL, T-cells, a type of lymphocyte that plays a role in the immune system, become cancerous and develop into skin lesions, leading to a decrease in the quality of life of patients with this disease due to severe pain and pruritus. Mycosis Fungoides (MF) and Sézary Syndrome (SS) comprise the majority of CTCL cases. Depending on the type of CTCL, the disease may progress slowly and can take anywhere from several years to upwards of ten to potentially reach tumor stage. However, once the disease reaches this stage, the cancer is highly malignant and can spread to the lymph nodes and internal organs, resulting in a poor prognosis. Given the duration of the disease, patients typically cycle through multiple agents to control disease progression. CTCL affects men twice as often as women and is typically first diagnosed in patients between the ages of 50 and 60 years of age. Other than allogeneic stem cell transplantation, for which only a small fraction of patients qualify, there is currently no curative therapy for advanced CTCL.

INDICATION

LYMPHIR is an IL2-receptor-directed cytotoxin indicated for the treatment of adult patients with r/r Stage I-III cutaneous T-cell lymphoma (CTCL) after at least one prior systemic therapy.

IMPORTANT SAFETY INFORMATION

BOXED WARNING: CAPILLARY LEAK SYNDROME

Capillary leak syndrome (CLS), including life-threatening or fatal reactions, can occur in patients receiving LYMPHIR. Monitor patients for signs and symptoms of CLS during treatment. Withhold LYMPHIR until CLS resolves, or permanently discontinue based on severity.

WARNINGS AND PRECAUTIONS

Capillary Leak Syndrome

LYMPHIR can cause capillary leak syndrome (CLS), including life-threatening or fatal reactions. CLS was defined in the clinical trials as the occurrence of at least 2 of the following symptoms at any time during LYMPHIR therapy: hypotension, edema, and serum albumin <3 g/dL. These symptoms were not required to occur simultaneously to be characterized as capillary leak syndrome.

As defined, CLS occurred in 27% of patients in the pooled population across 3 clinical trials, including 8% with Grade 3. There was one (0.8%) fatal occurrence of CLS. Of the patients with CLS, 22% had recurrence. The majority of CLS events (81%) occurred within the first 2 cycles of treatment. The median time to onset from Cycle 1, Day 1 was 6.5 days (range: 1 to 77), the median duration of CLS was 14 days (range: 2 to 40), and 75% of patients had resolution. The most common symptoms included edema, hypoalbuminemia, and hypotension. Pleural effusion, pericardial effusion, and dehydration also occurred.

Regularly assess patients for weight gain, new onset or worsening of edema, dyspnea, and hypotension (including orthostatic changes). Monitor serum albumin levels prior to the initiation of each cycle of therapy and more often as clinically indicated.

Withhold, reduce dose, or permanently discontinue based on severity. If LYMPHIR is withheld, resume LYMPHIR following resolution of CLS and when serum albumin is greater than or equal to 3 g/dL.

Visual Impairment

LYMPHIR can cause serious visual impairment, including changes in visual acuity and color vision. In the pooled population across 3 clinical trials, visual impairment occurred in 9%, with Grade 1 in 8% and Grade 2 in 1%. The most commonly reported symptom was blurred vision. Of the patients with visual impairment, 67% had resolution of their visual impairment.

Perform baseline ophthalmic examination and monitor as clinically indicated. If patients experience symptoms of visual impairment, such as changes in visual acuity, changes in color vision, or blurred vision, refer for ophthalmologic evaluation.

Withhold LYMPHIR until visual impairment resolves or permanently discontinue based on severity.

Infusion-Related Reactions

LYMPHIR can cause serious infusion-related reactions. Infusion-related reactions were reported in 69% of patients in the pooled population across 3 clinical trials of patients who received LYMPHIR, with Grade 3 infusion-related reactions in 3.4% [see Adverse Reactions (6.1)]. Eighty-three percent of infusion-related reactions occurred in Cycles 1 and 2. The most common symptoms included nausea, fatigue, chills, musculoskeletal pain, vomiting, fever, and arthralgia.

Premedicate patients for the first three cycles prior to starting a LYMPHIR infusion [see Dosage and Administration (2.3)]. Monitor patients frequently during infusion. For Grade 2 or higher infusion reactions, premedicate at least 30 minutes prior to each subsequent infusion with a systemic steroid for at least 3 cycles.

Interrupt or discontinue LYMPHIR based on severity [see Dosage and Administration (2.4)]. Institute appropriate medical management.

Hepatotoxicity

LYMPHIR can cause hepatotoxicity. In the pooled safety population, elevated ALT occurred in 70% of patients, with Grade 3 ALT occurring in 22%; elevated AST occurred in 64% of patients, with Grade 3 AST elevation occurring in 9%. For Grade 3 events, median time to onset was 8 days (range: 1 to 15 days); median time to resolution was 15 days (range: 7 to 50 days); all cases of Grade 3 ALT or AST elevations resolved [see Adverse Reactions (6.1)]. Elevated total bilirubin occurred in 5% of patients, with Grade 3 occurring in 0.9%.

Monitor liver enzymes and bilirubin at baseline and during treatment as clinically indicated. Withhold, reduce dose, or permanently discontinue LYMPHIR based on severity.

Embryo-Fetal Toxicity

Based on its mechanism of action, LYMPHIR can cause fetal harm when administered to a pregnant woman. Verify the pregnancy status of females of reproductive potential prior to the initiation of LYMPHIR. Advise pregnant women of the potential risk to the fetus. Advise females of reproductive potential to use effective contraception during treatment and for 7 days following the last dose of LYMPHIR.

ADVERSE REACTIONS

The most common adverse reactions (≥20%), including laboratory abnormalities, are increased transaminases, albumin decreased, nausea, edema, hemoglobin decreased, fatigue, musculoskeletal pain, rash, chills, constipation, pyrexia, and capillary leak syndrome

USE IN SPECIFIC POPULATIONS

Pregnancy

Risk Summary

Based on its mechanism of action, LYMPHIR can cause fetal harm when administered to a pregnant woman. There are no available data on the use of LYMPHIR in pregnant women to evaluate for a drug-associated risk. No animal reproductive and developmental toxicity studies have been conducted with denileukin diftitox.

Denileukin diftitox-cxdl causes depletion of regulatory T lymphocytes (Treg), immune activation, and capillary leak syndrome, compromising pregnancy maintenance. Advise pregnant women of the potential risk to a fetus.

In the U.S. general population, the estimated background risk of major birth defects and miscarriage in clinically recognized pregnancies are 2-4% and 15-20%, respectively.

Lactation

Risk Summary

No data are available regarding the presence of denileukin diftitox-cxdl in human milk, the effects on the breastfed child, or on milk production. Because of the potential for serious adverse reactions in breastfed children, advise women not to breastfeed during treatment with LYMPHIR and for 7 days after the last dose.

Females and Males of Reproductive Potential

Based on its mechanism of action, LYMPHIR can cause fetal harm when administered to a pregnant woman.

Pregnancy Testing

Verify the pregnancy status of females of reproductive potential prior to initiating LYMPHIR.

Contraception

Females

Advise females of reproductive potential to use effective contraception during treatment with LYMPHIR and for 7 days after the last dose.

Infertility

Males

Based on findings in rats, male fertility may be compromised by treatment with. The reversibility of the effect on fertility is unknown.

Pediatric Use

Safety and effectiveness of LYMPHIR in pediatric patients have not been established.

Geriatric Use

Of the 69 patients with Stage I-III r/r CTCL who received LYMPHIR, 34 patients (49%) were 65 years of age and older and 10 patients (14%) were 75 years of age and older. Clinical studies of LYMPHIR did not include sufficient numbers of patients 65 years of age and older to determine whether they respond differently from younger adult patients.

You may report side effects to the FDA at 1-800-FDA-1088 or www.fda.gov/medwatch. You may also report side effects to Citius Pharmaceuticals at 1-844-459-6744.

Please read Important Safety Information and full Prescribing Information, including Boxed WARNING, for LYMPHIR™ which will be available in the next few days

About Citius Pharmaceuticals, Inc.

Citius Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to the development and commercialization of first-in-class critical care products. In August 2024, the FDA approved LYMPHIR, a targeted immunotherapy for an initial indication in the treatment of cutaneous T-cell lymphoma. Citius Pharma’s late-stage pipeline also includes Mino-Lok®, an antibiotic lock solution to salvage catheters in patients with catheter-related bloodstream infections, and CITI-002 (Halo-Lido), a topical formulation for the relief of hemorrhoids. A Pivotal Phase 3 Trial for Mino-Lok and a Phase 2b trial for Halo-Lido were completed in 2023. Mino-Lok met primary and secondary endpoints of its Phase 3 Trial. Citius is actively engaged with the FDA to outline next steps for both programs. For more information, please visit www.citiuspharma.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are made based on our expectations and beliefs concerning future events impacting Citius. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “plan,” “should,” and “may” and other words and terms of similar meaning or use of future dates. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated are: our ability to commercialize LYMPHIR and any of our other product candidates that may be approved by the FDA; the estimated markets for our product candidates and the acceptance thereof by any market; the ability of our product candidates to impact the quality of life of our target patient populations; the planned transaction between TenX Keane Acquisition and Citius Pharma to form Citius Oncology, Inc. may not be completed for failure to meet closing conditions or other reasons; our need for substantial additional funds; risks relating to the results of research and development activities, including those from our existing and any new pipeline assets; our dependence on third-party suppliers; our ability to procure cGMP commercial-scale supply; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; uncertainties relating to preclinical and clinical testing; the early stage of products under development; market and other conditions; risks related to our growth strategy; patent and intellectual property matters; our ability to identify, acquire, close and integrate product candidates and companies successfully and on a timely basis; government regulation; competition; as well as other risks described in our SEC filings. These risks have been and may be further impacted by Covid-19 and could be impacted by any future public health risks. Accordingly, these forward-looking statements do not constitute guarantees of future performance, and you are cautioned not to place undue reliance on these forward-looking statements. Risks regarding our business are described in detail in our Securities and Exchange Commission (“SEC”) filings which are available on the SEC’s website at www.sec.gov, including in our Annual Report on Form 10-K for the year ended September 30, 2023, filed with the SEC on December 29, 2023, and updated by our subsequent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof, and we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

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